Exhibit 1.1

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of December 2004.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of December 2004.

Operational Statistics for the month of December 2004 and the comparative figures for the previous month are as follows:-

		December 2004	November 2004

1.	CELLULAR BUSINESS:
	Aggregated Number of GSM Cellular Service Subscribers	84.267 million	83.381 million
	• Post-paid Subscribers	42.844 million	42.464 million
	• Pre-paid Subscribers	41.423 million	40.917 million
	Aggregated Net Addition in 2004 of GSM Cellular Service Subscribers	11.697 million	10.811 million
	• Post-paid Subscribers	3.281 million	2.901 million
	• Pre-paid Subscribers	8.416 million	7.910 million
	Aggregated Number of CDMA Cellular Service Subscribers	27.814 million	27.168 million
	• Post-paid Subscribers	25.824 million	25.251 million
	• Pre-paid Subscribers	1.990 million	1.917 million
	Aggregated Net Addition in 2004 of CDMA Cellular Service Subscribers	8.869 million	8.223 million
	• Post-paid Subscribers	7.843 million	7.271 million
	• Pre-paid Subscribers	1.026 million	0.952 million

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
	Aggregated Usage Volume in 2004 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	10.1011 billion	9.1750 billion
	• Domestic Long Distance	9.9445 billion	9.0306 billion
	• International, Hong Kong, Macau & Taiwan Long-Distance	0.1566 billion	0.1444 billion
	Aggregated Usage Volume in 2004 of Outgoing Calls of IP Telephone (minutes)	13.9491 billion	12.3804 billion
	• Domestic Long Distance	13.8066 billion	12.2509 billion
	• International, Hong Kong, Macau & Taiwan Long-Distance	0.1425 billion	0.1295 billion

3.	INTERNET SERVICES:
	Aggregated Number of Internet Subscribers	13.625 million	13.576 million

Notes:

1.                       All the Aggregated Numbers recorded for the months of November 2004 and December 2004 are aggregated data reported at 24:00 on 30 November 2004 and 31 December 2004 respectively.

2.                       The accounting period of all Aggregated Net Additions in 2004 and all Aggregated Usage Volumes in 2004 for the month of December 2004 is the period commencing from 0:00 on 1 January 2004 to 24:00 on 31 December 2004 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of November and December 2004 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Zhao Le, Lo Wing Yan, William and Ye Fengping
Non-executive Director:	Liu Yunjie
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Craig O. McCaw (Alternate Director to Craig O. McCaw: C. James Judson) and Cheung Wing Lam, Linus

By Order of the Board CHINA UNICOM LIMITED YEE FOO HEI Company Secretary

Hong Kong, 19 January 2005